Exhibit 107

Calculation of Filing Fee Tables

Form S-4

(Form Type)

ALLOVIR, INC.

(Exact Name of Registrant as Specified in its Charter)

Table 1 - Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward

Newly Registered Securities

Fees to Be Paid	Equity	Common Stock, $0.0001 par value per share	Other	1,096,775(1)	(2)	3.66	$0.00015310	0.01

Fees Previously Paid	Equity	Common Stock, $0.0001 par value per share	Other	15,927,817(1)	(2)	53.10	$0.00015310	0.01

Carry Forward Securities

Carry Forward Securities	—	—	—	—		—			—	—	—	—

	Total Offering Amounts					$56.76(2)	—	$0.02

	Total Fees Previously Paid							$0.18

	Total Fee Offsets							—

	Net Fee Due							$—

(1)

Relates to common stock, $0.0001 par value per share, of AlloVir, Inc., a Delaware corporation (“AlloVir”), issuable to holders of common stock, $0.00001 par value per share, of Kalaris Therapeutics, Inc., a Delaware corporation (“Kalaris”), in the proposed merger of Aurora Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of AlloVir, with and into Kalaris, with Kalaris surviving as a wholly owned subsidiary of AlloVir (the “merger”). The amount of common stock of AlloVir to be registered includes the estimated maximum number of shares of common stock of AlloVir that are expected to be issued (or become issuable) pursuant to the merger, assuming the conversion of certain convertible notes of Kalaris into common stock of Kalaris prior to the effective time of the merger, the conversion of other certain convertible notes of Kalaris into preferred stock of Kalaris prior to the effective time of the merger and the conversion of preferred stock of Kalaris into common stock of Kalaris prior to the effective time of the merger, and assuming an estimated exchange ratio (which is subject to adjustment prior to the closing of the merger).

(2)

Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(f)(2) of the U.S. Securities Act of 1933, as amended. Kalaris is a private company, no market exists for its securities, and it has an accumulated capital deficit. Therefore, the proposed maximum aggregate offering price for the shares expected to be issued pursuant to the merger is one-third of the aggregate par value of the Kalaris securities expected to be exchanged in the proposed merger.